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                    ADMINISTRATION AGREEMENT

         Agreement made as of October 28, 1994, between ALLIANCE
ALL-MARKET ADVANTAGE FUND, INC., a Maryland corporation (the
"Fund"), and ALLIANCE CAPITAL MANAGEMENT L.P., a Delaware limited partnership (the "Administrator").

         WHEREAS, the Fund intends to operate as a closed-end management investment company, and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund has authorized the issuance of its shares of common stock, par value $.01 per share (the "Common
Stock") (holders of the Common Stock are referred to collectively herein as the "Shareholders");

         WHEREAS, the Fund wishes to retain the Administrator to provide certain administrative services to the Fund, under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

         1.   Appointment.  The Fund hereby appoints the
Administrator to administer the Fund, and the Administrator accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

         2. Services and Duties of the Administrator. Subject to the supervision of the Fund's Board of Directors (the
"Board"), the Administrator will provide the following services:

         (a) Prepare and assemble all reports required to be sent to the Fund Shareholders, and arrange for the printing and dissemination of such reports to Shareholders;

         (b) Assemble all reports required to be filed with the Securities and Exchange Commission (the "SEC") on Form N-SAR, or such other form as the SEC may substitute for Form N-SAR, and file such completed form with the SEC;

         (c) Arrange for the dissemination to Shareholders of the Fund's proxy materials and oversee the tabulation of proxies by the Fund's transfer agent;




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         (d)  Negotiate the terms and conditions under which
              custodian services will be provided to the Fund and the fees to be paid by the Fund to its custodian in connection therewith;

         (e) Negotiate the terms and conditions under which dividend disbursing services will be provided to the Fund, and the fees to be paid by the Fund in connection therewith; review the provision of dividend disbursing services to the Fund;

         (f) Calculate, or arrange for the calculation of, the net asset value of the Fund's shares;

         (g) Calculate the basic fee payable to Alliance Capital Management L.P. and the adjustment to the basic fee based on the investment performance of the Fund in relation to the investment record of the Russell 1000 TM Growth Index;

         (h)  Determine the amounts available for
              distribution as dividends and distributions to be paid by the Fund to its Shareholders; prepare and arrange for the printing of dividend notices to Shareholders; and provide the Fund's dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund's dividend reinvestment plan;

         (i) Assist in providing to the Fund's independent accountants such information as is necessary for such accountants to prepare and file the Fund's federal income and excise tax returns and the Fund's state and local tax returns;

         (j) Monitor compliance of the Fund's operations with the 1940 Act and with its investment policies and limitations as currently in effect;

         (k) Monitor compliance of the Fund's operations with respect to engaging in short sales with the 1940 Act and the Internal Revenue Code of
              1986, as amended;

         (l)  Provide accounting and bookkeeping services
              (including the maintenance of such accounts,


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              books and records of the Fund as may be
              required by Section 31(a) of the 1940 Act and the rules and regulations thereunder); and

         (m) Make such reports and recommendations to the Board as the Board reasonably requests or deems appropriate.

         All services to be furnished by the Administrator may be furnished through the medium of any directors, officers or employees of the Administrator or its affiliates. Each party shall bear all its own expenses incurred in connection with this agreement.

         3. Compliance with the Fund's Governing Documents and Applicable Law. In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Articles of Incorporation, By-Laws and Registration Statements of the Fund and with the directions of the Board and Fund executive officers and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

         4. Service Not Exclusive. The Administrator's services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative or other services to other funds or clients so long as the Administrator's services under this Agreement are not impaired thereby.

         5. Compensation. For the services provided and expenses assumed by the Administrator under this Agreement, the Fund will pay the Administrator a monthly fee at an annualized rate of .25 of 1% of the Fund's average weekly net assets. For purposes of the calculation of such fee, average weekly net assets shall be determined on the basis of the average net assets of the Fund for each weekly period (ending on Friday) ending during the month. The net assets for each weekly period are determined by averaging the net assets on the Friday of such weekly period with the net assets on the Friday of the immediately preceding weekly period. When a Friday is not a business day for the Fund, then the calculation will be based on the net assets on the business day immediately preceding such Friday. Such fee shall be payable in arrears on the last day of each calendar month for services performed hereunder during such month.
If this Agreement becomes effective after the beginning of a month or terminates prior to the end of a month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.



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         6.   Limitation of Liability of the Administrator.
The Administrator will not be liable for any error of judgement or mistake of law or for any loss suffered by the Fund or its Shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

         7. Duration and Termination. This Agreement will become effective upon the date hereabove written and shall continue in effect until September 30, 1996 and may be continued for successive twelve-month periods (computed from each October 1) provided that such continuance is specifically approved at least annually by a vote of the Fund's Board of Directors or by majority vote of the holders of the Fund's outstanding voting securities (as defined in the 1940 Act), and in either case, by the vote of a majority of the Fund's Board of Directors who are not interested persons, as defined in the 1940 Act, of any party to this Agreement (other than as Directors of the Fund) cast in person at a meeting called for the purpose of voting on such approval; provided further, however, that if the continuation of this Agreement is not approved, the Administrator may continue to render the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between the Fund and the Administrator covering the subject matter hereof. This Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as so defined), or by a vote of the Fund's Board of Directors on 60 days written notice to the Administrator, or by the Administrator on 60 days written notice to the Fund.

         8. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         9. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or discharge or termination is sought.

         10.  Governing Law.  This Agreement shall be
construed in accordance with the laws of the State of New
York, without giving effect to the principles of conflicts of law thereof. To the extent that the applicable laws of


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the State of New York conflict with the applicable
provisions of the 1940 Act, the latter shall control.

         11. Miscellaneous. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                           ALLIANCE ALL-MARKET ADVANTAGE
                             FUND, INC.


                           By /s/ David H. Dievler
                              _____________________________
                              Name:
                              Title:

                           ALLIANCE CAPITAL MANAGEMENT L.P.

                           By  ALLIANCE CAPITAL MANAGEMENT
                                    CORPORATION,
                                     its General Partner


                           By /s/ John D. Carifa
                              _____________________________
                              Name:
                              Title:

















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